Exhibit (p)(10)

Code of Ethics and Personal Securities Transactions

May 2014

INTRODUCTION

This Code of Ethics (the “Code”) (i) establishes standards of business conduct and parameters for personal securities transactions that reflect the fiduciary duty of GW&K Investment Management, LLC (“GW&K” or the “Company”) to its advisory clients; (ii) institutes policies and procedures designed to detect and prevent activities that may undermine this fiduciary duty or create conflicts of interest; (iii) requires those subject to the Code to comply with applicable Federal Securities Laws and (iv) has been adopted in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.

Any person having questions about the meaning or applicability of the Code should contact GW&K’s Compliance Department (“Compliance”).

I. Definitions

“1940 Act” – The Investment Company Act of 1940.

“Access Person” – Any director, officer, or employee of GW&K who (a) has access to nonpublic information about the purchase or sale of securities in GW&K client accounts or nonpublic information about the holdings of client accounts or Affiliated Funds, or (b) is involved with making securities recommendations for client accounts or has access to such recommendations. All GW&K employees are considered Access Persons for purposes of the Code.

“Affiliated Fund” – Any mutual fund for which GW&K or a GW&K affiliate serves as investment adviser or sub-adviser. A list of Affiliated Funds is maintained on the Compliance Page of the GW&K Intranet.

“Affiliated Managers Group, Inc. (“AMG”)” – GW&K and AMG are affiliated entities. AMG holds a majority equity interest in GW&K. AMG also holds equity interests in other investment management firms (“AMG Affiliates”).

“Advisers Act” – The Investment Advisers Act of 1940.

“Beneficial Ownership” – Any instance where an Access Person or any member of his or her Immediate Family can directly or indirectly derive financial interest from the ownership, purchase, or sale of a security.

It is considered Beneficial Ownership when securities are:

•	Owned by an Access Person solely in his or her name or jointly with another individual
•	Owned through an account or investment vehicle for benefit of an Access Person (i.e. IRA, trust, partnership, etc.); or
•	Owned directly, indirectly or jointly by an Immediate Family member

“Business Entertainment” – An occasion where an Access Person entertains or is entertained by someone with whom GW&K has a business relationship or is looking to establish a business relationship. Entertainment may include meals, sporting, theater or music, charitable, or other events as well as business conferences. Any item of value given or received that does not meet the definition of Business Entertainment will be considered a Gift under the Code.

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“Considered for Purchase or Sale” -A security is being considered for purchase or sale when a recommendation to purchase or sell the security in client accounts has been communicated by a research analyst to a portfolio manager or portfolio management team.

“Client”- Any person or entity that has an investment advisory or sub-advisory investment management agreement with GW&K, or any person or entity for which GW&K provides investment management services through a Separately Managed Account (“SMA”) Program or similar arrangement.

“Covered Security” - all forms of stocks, bonds, options, futures, convertibles, warrants, closed-end funds and exchange traded funds (“ETFs”), and any other instrument identified as a security under the Advisers Act. Covered Securities do not include shares of registered open-end mutual funds (other than Affiliated Funds), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

“Federal Securities Laws” - The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

“Gift” – Any present, favor, or gratuity to or from someone with whom GW&K has a business relationship or is seeking to establish a business relationship. Gifts do not include promotional items of nominal value with business logos (items such as pens, tee shirts, golf balls, hats, coffee mugs, umbrellas, etc.)

“Immediate Family” – Related by blood, marriage, adoption, domestic partnership or civil union and living in the same household. Examples include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-, father-, son-, daughter-, brother- or sister-in-law, or any person related by adoption who lives in the same household with the Access Person.

“Investment Control” – Any instance where an Access Person or his or her Immediate Family can directly or indirectly initiate the purchase or sale of a Covered Security.

“Maintenance Trade”- A Trade that is part of normal operational or client specific account activity. This includes, but is not necessarily limited to, orders related to new account investing, capital additions or withdrawals, account liquidation, or tax loss trading, etc. Orders executed as part of a portfolio management decision across an entire strategy (or strategies) are NOT Maintenance Trades.

“Reportable Account” – Any account where an Access Person or his or her Immediate Family has, or is capable of having, Investment Control of Covered Securities.

“SEC” – U.S. Securities and Exchange Commission

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 II. Standard of Conduct and General Prohibitions

A.           Standard of Conduct

GW&K employees are expected to only execute personal securities transactions that are consistent with the Code while also following principles of loyalty, honesty, and good faith to act in the best interest of our Clients. The Code does not attempt to identify all potential conflicts of interest, and literal compliance with specific provisions of the Code will not excuse Access Persons for personal trading or other conduct that violates these principles

B.           General Prohibitions

No Access Person is permitted to profit in his or her personal securities trades from the transactions executed by GW&K on behalf of its Clients. Accordingly, no Access Person or his or her Immediate Family shall buy or sell, directly or indirectly, any Covered Security that is (a) being Considered for Purchase or Sale or is (b) being purchased or sold in Client accounts, with the exception of Maintenance Trades.

In addition, no Access Person shall:

1.	Acquire securities in an initial public offering.

2.	Trade Covered Securities while in possession of material non-public information.

Both GW&K and AMG maintain policies and procedures related to Insider Trading that employees are required to follow in addition to the Code.

3.	Purchase securities on margin or purchase options on securities.

4.	Purchase or sell a Covered Security within two calendar days before or after it is traded in GW&K Client accounts, except where only Maintenance Trades occur. Any profits realized on trades that breach this parameter may be subject to disgorgement to a charity selected by the Chief Compliance Officer or Access Persons may be subject to losses resulting from corrective action.

5.	Purchase any securities in a private placement without prior approval from Compliance.

6.	Profit in the purchase and sale, or sale and re-purchase, of the same (or equivalent) security within 30 calendar days. Any profits realized on such short-term trades may be subject to disgorgement to a charity selected by the Chief Compliance Officer.

7.	Serve on the board of directors of any publicly traded company without prior authorization from Compliance.

8.	Place good-until-cancelled limit orders in personal accounts for Covered Securities held within firm strategies.

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III. Pre-clearance Requirements, Restricted Securities, and Exemptions

A.           Pre-clearance Requirements

No Access Person or member of his or her Immediate Family may purchase, sell, or otherwise assume or dispose Beneficial Ownership of any Covered Security without obtaining pre-clearance.

To facilitate trade pre-clearance, oversight of personal securities transactions, and certain other administrative functions in support of the Code, GW&K utilizes Compliance11, a secure internet-based application. Each Access Person is provided with credentials to login to Compliance11. Unless specifically identified as exempt from pre-clearance requirements, transactions in all Covered Securities must be pre-cleared in Compliance11 prior to execution. In general, approved pre-clearances are valid only for that day’s trading; unexecuted approved transactions must be pre-cleared again.

AMG Stock – In addition to these standard pre-clearance requirements, any trades in AMG stock (ticker AMG) must also be pre-cleared by AMG. Access Persons shall coordinate this with Compliance.

B.           Restricted Securities

GW&K maintains a restricted list in Compliance11 comprised of securities Considered for Purchase or Sale, as well as other securities when warranted as determined by Compliance, in order to help employees maintain compliance with the Code. However, it is expected that employees will not knowingly or willfully execute personal securities transactions that violate either explicit parameters or principles of the Code if, due to technical failure or any other reason, a pre-clearance request for a security that should be restricted is approved.

C.            Exemptions from Pre-clearance Requirements

The following transactions are exempt from pre-clearance requirements:

1.	Transactions in any account where an Access Person or Immediate Family does not have Investment Control (such as an account where an investment manager has full discretion).

2.	Trades in Exchange Traded Funds (“ETFs”).

NOTE:	ETFs are still subject to the 30-day holding period and reporting requirements of the Code.

3.	Trades that are part of an automatic investment plan, such as a dividend reinvestment plan, where specific transactions are executed as part of a pre-determined schedule or criteria.

4.	Trades that are part of non-voluntary corporate actions or that are otherwise executed outside the control of the Access Person.

5.	Limit Orders for up to 5 consecutive trading days. (An Access Person may get approval for preclearance of a limit order for securities not held in GW&K Strategies and leave that order open for up to 5 consecutive trading sessions. If the trade is not executed within that time it must be pre-cleared again.)

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IV. Hardship Exemptions

An employee may submit to the Chief Compliance Officer a request for an exemption from a provision of the Code for a hardship situation. All requests must be in writing and state the reason(s) for the hardship. Any request may be denied at the Chief Compliance Officer’s sole discretion. Additionally, certain conditions around the exemption may be required to ensure there is no conflict of interest created by the exemption. Hardship exemptions will be documented by Compliance.

V. Reporting

All Access Persons are required to provide periodic reports to the Chief Compliance Officer or his designee. Where applicable and appropriate, Compliance may assist employees in meeting this obligation by facilitating data feeds from brokers, creating automated reports, or other means to help alleviate the administrative burden. However, in any instances where such processes are not available, Access Persons are ultimately responsible for providing the required information.

Reportable Accounts and Initial Holdings Report. No later than 10 days after a person becomes an Access Person, he or she must provide to Compliance summary information for all Reportable Accounts including the type of account (e.g. IRA, Trust, etc.), the brokerage where the account is maintained, and an initial holdings report, current as of no more than 45 days of when a person becomes an access person.

NOTE: Any account that can hold Covered Securities which is under Investment Control of the Access Peron or his or her Immediate Family should be disclosed, even if no reportable securities are held at the time of the initial holdings report.

The following information shall be included in the initial holdings report:

•	Account Name (as identified by the Access Person)
•	Security name/description
•	Security ticker symbol or CUSIP number
•	Number of shares or principal amount

Compliance uses Compliance11 to help facilitate the disclosure of Reportable Accounts and Initial Holdings Reports.

New Reportable Accounts established by Access Persons after initial disclosures shall be disclosed to Compliance as soon as possible, but before any transactions in Covered Securities. This disclosure must include the date when the account was established.

Duplicate Brokerage Confirmations and Statements. Access Persons are required to direct their brokers to submit to Compliance duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for each Reportable Account. In many cases Compliance can coordinate the receipt of this information directly from brokers via Compliance11.

Quarterly Transaction Report. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with the Compliance describing all transactions in Covered Securities (including those in Affiliated Funds) during that period. This Quarterly Transaction Report shall include the following information for each trade:

•	Trade Date
•	Security name/description

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•	Security ticker symbol or CUSIP number
•	Type of transaction (buy, sell, etc.)
•	Number of shares or principal amount
•	Price
•	Executing broker

Quarterly transaction reports are completed in Compliance11

Annual Holdings Report. Every Access Person must, by January 30 of each year, file a report with Compliance that identifies the employee’s holdings in Covered Securities as of December 31 of the prior year.

The Annual Holdings Report shall include the following information for all Reportable Accounts with Covered Securities:

•	Account Name (as identified by the Access Person)
•	Security name/description
•	Security ticker symbol or CUSIP number
•	Number of shares or principal amount held as of December 31.

Annual Holdings Reports are completed in Compliance11.

VI. Gifts and Business Entertainment

Access Persons may not give or accept any Gift or Business Entertainment that

•	is excessive, lavish, or otherwise outside of industry custom and practice
•	creates a real or perceived conflict of interest or is intended to influence business decisions
•	is unethical or illegal

In general, Access Persons may not give or accept Gifts of more than de minimis value (anything of more than $200 in value as a single gift or an annual cumulative value of $500). This does not apply to (i) ordinary Business Entertainment where the donor is present as a host so long as it is not so frequent to give the appearance of impropriety; or (ii) a typical holiday gift such as a food item received by an Access Person but shared with other GW&K employees.

Each Access Person must report all Gifts and Business Entertainment of $50 or more to Compliance for gifts given or received in connection with the Access Person’s employment. The Compliance Department will maintain records of all reportable gifts given or received by all Access Persons.

AMG Distributors, Inc. (“AMGDI”) Registered Representatives

In addition to requirements under the Code, employees who are registered representatives of AMGDI are required to also comply with the gifts and non-cash compensation policies maintained in AMGDI’s Supervisory Procedures Manual.

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VII. Political Contributions

Employees are prohibited from making gifts or contributions in the name of, or on behalf, of GW&K to any political committee, candidate or party. Employees are also subject to pre-clearance requirements and contribution limits for personal political contributions as part of firm policies and procedures. Employees should refer to the Political Contributions and Other Restricted Payments Policy.

VIII. Insider Trading

Employees are subject to GW&K’s Insider Trading Policy and AMG’s Insider Trading Policy and Procedures. Employees are required to certify annually that they have read and understand these policies.

IX. Reporting Potential Violations, Investigation, and Penalties for Violations

A.           Reporting Potential Violations

Actual or possible violations of the Code shall be brought to the immediate attention of the Chief Compliance Officer. It is a violation of this Code to deliberately fail to report a violation or deliberately withhold relevant or material information concerning a violation of this Code. If an employee believes the Chief Compliance Officer is acting in potential violation of the Code, the employee may report the matter to any member of GWK’s Executive Committee.

Good faith reporting of suspected violations of this Code by others shall not subject the reporting person to penalty, reprisal, or retaliation by GW&K or any of its employees.

B.           Investigation

The Chief Compliance Officer or designee will investigate all potential violations of the Code. In cases where the investigation is initiated by the reporting of a potential violation by an employee, the Chief Compliance Officer or designee will update the employee on the status of the investigation as appropriate. In addition, the reporting employee may request such information at any time.

C.           Penalties for Violations

Penalties for violations of Federal Securities Laws can be severe for individuals involved and their employers. A person can be subject to penalties even if they do not personally benefit from the violation.

Penalties for violation of this Code will be determined on a case by case basis in the sole discretion of the Chief Compliance Officer and members of the Executive Committee as appropriate. While each violation is reviewed individually, certain considerations are regularly evaluated such as the nature of the violation (whether it was a failure to follow procedure such as pre-clearance, or whether there was an actual non-compliant transaction that occurred), whether there appeared to be intent to violate or circumvent the Code, and whether the same employee has had previous violations. The penalties may include:

•	Issuance of a disciplinary memorandum or letter of reprimand;
•	Requiring disgorgement of profits generated from non-compliant trades;
•	Requiring trades to be reversed or other corrective actions at Access Person’s expense;
•	Requiring the consolidation of Reportable Accounts with certain brokers;

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•	Monetary fines;
•	Suspension or termination of employment;
•	Reporting to the appropriate regulatory authorities if applicable.

X. Recordkeeping Requirements

In accordance with Rule 17j-1, the following records shall be maintained by GW&K, at its principal place of business:

(i) a copy of the Code and all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person within the past five years;

(ii) a record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(iii) a copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided;

(iv) a record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing such reports pursuant to this Code.

(v) a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in limited offerings by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

XI. Distribution and Certification

Each Access Person shall (i) receive a copy of this Code at the time of his or her employment, annually thereafter, and anytime amendments are made to the Code; and (ii) certify in writing that he or she has read and understood the Code and any amendments.

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